Exhibit 99.1

At Home Group Inc. Announces CFO Transition

Plano, Texas, August 29, 2018 /PRNewswire/ —

•                  Current CFO, Judd Nystrom, will be leaving At Home after ensuring a smooth transition

•                  Jeffrey R. Knudson being named CFO effective September 28, 2018

At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced that Judd Nystrom, Chief Financial Officer, will be leaving At Home after a transition period. The Company is naming Jeffrey R. Knudson, currently Senior Vice President, Finance and Retail Controller at CVS Health, as his successor.

Lee Bird, Chairman and Chief Executive Officer, stated, “After a very impactful five-plus years with the Company, our friend and colleague Judd Nystrom has decided to explore other early-stage growth opportunities. During his time with At Home, Judd has been an integral part of our successful transition from a privately-held organization with less than 60 stores and $364 million in revenue, to a thriving public company that has nearly tripled in size.  We are grateful for his significant contributions to At Home, and on behalf of the entire Company and our Board of Directors, we thank Judd for his outstanding service.”

Bird continued, “We are pleased to announce Jeff Knudson will be joining the At Home team as CFO effective September 28, 2018. Jeff’s strong finance and accounting experience and impressive track record at major retail and consumer companies will add considerable depth to the strong financial team we have in place. With 167 stores today and a long runway of growth ahead, we are excited to have Jeff on board to help drive the continued achievement of our strategic objectives.”

Judd Nystrom, Chief Financial Officer, stated, “It has been a great five plus years with At Home. I am proud of the strong and capable finance team we have built and their tremendous accomplishments during my time with the Company. I look forward to working with Jeff to ensure a smooth and successful transition and watching the entire At Home team continue to deliver strong performance as the Company pursues its long-term potential.”

Knudson brings more than 20 years of experience in accounting, corporate finance and strategic planning to At Home, most recently serving as Senior Vice President, Finance and Retail Controller for CVS Health Corporation since 2012. Prior to his most recent role, he also served as Vice President of Finance and Accounting at CVS Caremark, Director, Treasury/Mergers and Acquisitions at Limited Brands, Inc., and previously Director, Mergers and Acquisitions, at Express Scripts, Inc.  Knudson began his career with PricewaterhouseCoopers LLP and holds a B.S.B.A. in Accountancy from the University of San Diego.

About At Home Group Inc.:

At Home (NYSE: HOME), the home décor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal décor. At Home is headquartered in Plano, Texas, and currently operates 167 stores in 36 states. For more information, please visit us online at investor.athome.com.

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